EXHIBIT 16.2



August 8, 2003


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Gentlemen:

We have read Item 4 of Form 8-K of Meditech Pharmaceuticals, Inc. for the event that occurred on August 8, 2003, and are in agreement with the statements contained therein insofar as they relate to our firm.


                                                CORBIN & COMPANY, LLP
                                                Irvine, California